UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HARROW HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the Registrant)

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April 24, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Harrow Health, Inc., which will be held at our corporate office located at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 on June 4, 2020, at 9:00 a.m. (Central Time).

We intend to hold the annual meeting in person and hope you will be able to attend the meeting in person. However, we are actively monitoring the novel coronavirus disease, COVID-19, as part of our effort to maintain a healthy and safe environment at the annual meeting. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website, and filed with the Securities and Exchange Commission as additional proxy material. In any event, we strongly encourage you to vote by proxy as described in the proxy statement so that your vote can be counted. We also encourage attendees to review guidance from public health authorities on this issue.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. If you plan to attend the annual meeting and your shares are held in street name (by a broker, for example), you should ask the record holder for a legal proxy and bring it with you to the annual meeting, so that we can verify your ownership of Harrow Health, Inc. stock. Please note that if your shares are held in street name and you do not bring a legal proxy from the record holder, although you will be able to attend the annual meeting, you will not be able to vote at the annual meeting.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the enclosed proxy card and return it to our Corporate Secretary at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205, or to promptly use the telephone or Internet voting system. If you do attend the annual meeting and wish to vote in person, you may withdraw a previously submitted proxy at that time.

Sincerely,

Mark L. Baum
Chief Executive Officer and Director

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102 WOODMONT BLVD., SUITE 610

NASHVILLE, TN 37205

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 4, 2020

To the Stockholders of Harrow Health, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Harrow Health, Inc. (the “Company”) will be held on June 4, 2020 at 9:00 a.m. (Central Time), at the Company’s corporate office located at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205*, for the following purposes:

1.	To elect to the Board of Directors the five (5) director nominees named in the accompanying proxy statement to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection of KMJ Corbin and Company LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Company’s Board of Directors has fixed the close of business on April 20, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. All stockholders are invited to attend the meeting. You must present your proxy or voting instruction card or this notice for admission to the meeting.

By Order of the Board of Directors,

Mark L. Baum
Chief Executive Officer and Director

Nashville, Tennessee
April 24, 2020

*We intend to hold the annual meeting in person and hope you will be able to attend the meeting in person. However, we are actively monitoring the novel coronavirus disease, COVID-19, as part of our effort to maintain a healthy and safe environment at the annual meeting and we request that any shareholders who plan to attend the meeting in person please notify us at least 72 hours in advance of the meeting by contacting us at ir@harrowinc.com. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website, and filed with the Securities and Exchange Commission as additional proxy material. In any event, we strongly encourage you to vote by proxy as described in the proxy statement so that your vote can be counted. We also encourage attendees to review guidance from public health authorities on this issue.

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102 Woodmont Blvd., Suite 610

Nashville, TN 37205

PROXY STATEMENT

For Annual Meeting of Stockholders to be held on June 4, 2020

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board” or “Board of Directors”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of Harrow Health, Inc. to be held on June 4, 2020 at 9:00 a.m. (Central Time) at the Company’s corporate office located at 102 Woodmont Blvd., Suite 610, Nashville, Tennessee 37205, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). We expect to mail this proxy statement (this “Proxy Statement”) and the accompanying materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), the Notice and a proxy card, to our stockholders on or about April 29, 2020.

All references to “us”, “we”, “our”, and the “Company” refer to Harrow Health, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2020

Copies of this Proxy Statement, the Notice and the Annual Report can be accessed electronically at: www.iproxydirect.com/HROW.

Solicitation of Proxies

The Company is soliciting the accompanying proxy. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or if no designation is made, they will vote the proxies FOR the election of all of the director nominees named in Proposal 1 and FOR Proposals 2 and 3. The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted. In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. As of the date of this Proxy Statement, the Board does not know of any items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

Stockholders of Record

Only holders of record of shares of our common stock at the close of business on the record date, April 20, 2020, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. At the close of business on April 20, 2020, the Company had 25,618,918 shares of common stock outstanding and entitled to vote, held by 103 stockholders of record. Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares of common stock entitled to vote are represented at the Annual Meeting, either in person or by proxy.

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Vote Required and Method of Counting Votes

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and shares that are voted by brokers as to any matter considered at the Annual Meeting will be included in determining if a quorum is present or represented at the Annual Meeting. Any broker holding shares of record for you is not entitled to vote on matters that are not deemed to be routine unless the broker receives voting instructions from you. Broker non-votes occur when shares are held by a broker who has not received instructions from the beneficial owner of the shares on such non-routine matters, the broker does not have discretionary voting power with respect to such non-routine matters and has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority with respect to such non-routine matters. The effects of broker non-votes and abstentions on the proposals to be brought before the Annual Meeting are discussed below.

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1 – Election of five directors	Plurality of Votes Cast	No

Proposal 2 – Ratification of auditors for the 2020 fiscal year	Majority of Votes Cast	Yes

Proposal 3 – Advisory vote to approve executive compensation	Majority of Votes Cast	No

With respect to Proposal 1, you may vote FOR or ABSTAIN. Abstentions and broker non-votes, if any, will have no effect on the outcome of Proposal 1. With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. Abstentions, if any, will have the same effect as an AGAINST vote. Broker non-votes are not expected to result from Proposal 2, and broker non-votes will have the same effect as a vote AGAINST for Proposal 3.

How to Vote

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. If you are a record holder of shares of our common stock, you may submit your vote by proxy by completing the proxy card and returning it to our Corporate Secretary at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 or by using the telephone or Internet voting systems set forth in the enclosed proxy card. If you hold your shares of common stock in street name, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from your broker, bank or other nominee. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.

Revocation of Proxies

You are a stockholder of record if, at the close of business on the record date, your shares were registered directly in your name with Action Stock Transfer Corp., our transfer agent. If you are a stockholder of record and submit your vote by proxy, you may revoke it at any time before its use, either by:

(1) revoking it in person at the Annual Meeting;

(2) delivering a written notice to our Corporate Secretary at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 before the proxy is used; or

(3) delivering a later dated proxy card to us at the address noted above before the proxy is used.

Your presence at the Annual Meeting will not revoke your proxy, but if you attend the meeting and cast a ballot, your proxy will be revoked as to the matters on which the ballot is cast.

If you hold your shares through a broker, bank, or other nominee, please follow the instructions provided by your broker or other nominee as to how you may change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Cost and Method of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to our stockholders. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.

Stockholder List

A complete list of registered stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting for the ten days prior to the Annual Meeting during ordinary business hours at our principal offices located at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of five directors. Our Board has selected five director nominees for election at the Annual Meeting, consisting of all of our incumbent directors, upon the recommendation of the Company’s Nomination and Corporate Governance Committee. Each of the nominees is currently a director of our Company and was elected or re-elected by our stockholders at our 2019 annual meeting of stockholders, with the exception of Ms. Teresa F. Sparks who was appointed as a director of our Company in March 2020.

There are no familial relationships among any of our directors or our executive officers. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or director nominee of the Company.

Nominees

The Board has selected the following five persons as nominees for election to the Board at the Annual Meeting. Each of these nominees has indicated that he or she is willing and able to serve as a director. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), your proxy may be voted for such substitute nominees as the Board may designate.

The following table sets forth information regarding the nominees for directors and such persons, if elected at the Annual Meeting, will serve as directors until the earlier of the 2021 Annual Meeting of the Company’s stockholders or until their successors are duly elected and qualified.

Name	Age	Position & Committees
Mark L. Baum	47	Director; Chief Executive Officer

Richard L. Lindstrom	72	Director

Robert J. Kammer	70	Chairman of the Board; Audit Committee; Compensation Committee*; Nomination and Corporate Governance Committee

Teresa F. Sparks	51	Director; Audit Committee*, Nomination and Corporate Governance Committee, Compensation Committee

Anthony J. Principi	76	Director; Compensation Committee, Audit Committee and Nomination and Corporate Governance Committee*

* Chair of the committee

Mark L. Baum, J.D., is a founder, member of the Board of Directors and Chief Executive Officer of Harrow Health, Inc. In 2011, Mr. Baum led the restructuring and reorganization of Harrow and since that time has directed the creation, development and growth of the Company’s unique business model. Mr. Baum was appointed as a director of the Company in December 2011, served as the Chairman of the Board of Directors from December 2011 to April 2012, and was appointed as Chief Executive Officer in April 2012. Prior to Mr. Baum’s involvement with the Company, from 2001 to 2011, he was the founder and managing director of TBLF, LLC, a consulting firm and fund manager, where he managed a series of three funds and acted as a principal investor in financing publicly traded companies or bridge-to-public equity transactions. Before his fund management experience, Mr. Baum founded and served as the president of YesRx, and practiced as a U.S. securities lawyer focused on public company reporting requirements and finance-related matters. Mr. Baum is also a founder and board member of Eton Pharmaceuticals, Inc., Surface Pharmaceuticals, Inc., Melt Pharmaceuticals, Inc., and our subsidiaries Mayfield Pharmaceuticals, Inc., and Radley Pharmaceuticals, Inc. From November 2012 until December 2017, Mr. Baum served on the board of directors for Ideal Power, Inc., where he was also chair of its audit committee. Mr. Baum brings years of public company executive and board experience, including knowledge of securities laws, reporting requirements and public company finance-related issues. Mr. Baum is a graduate, cum laude, of The University of Texas at Arlington and a graduate of California Western School of Law.

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Richard L. Lindstrom, M.D., has served as a member of our Board of Directors since January 2015. Dr. Lindstrom is a founder, director and has been an attending surgeon at Minnesota Eye Consultants P.A., a provider of eye care services, since 1989. He has served as a researcher, teacher, inventor, writer, lecturer and highly acclaimed physician and surgeon in the ophthalmology field. He has also served as a member of the board of directors of TearLab Corporation since 2010 and Ocular Therapeutix, Inc. since 2012. Dr. Lindstrom is a medical advisor for several medical device and pharmaceutical manufacturers and serves on the boards of several other privately-held life sciences companies. Dr. Lindstrom previously served as president of the International Society of Refractive Surgery from 1993 to 1994, the International Intraocular Implant Society from 2002 to 2004, the International Refractive Surgery Club from 2002 to 2004, and the American Society of Cataract and Refractive Surgery (“ASCRS”) from 2007 to 2008. Dr. Lindstrom currently serves on the ASCRS Executive Committee and is a board member of the ASCRS Foundation. From 1980 to 1989, he served as a professor of ophthalmology at the University of Minnesota, where he is currently an adjunct professor emeritus. Dr. Lindstrom is also a Trustee of the University of Minnesota Foundation. Dr. Lindstrom holds a B.A. degree in Pre-Medical Studies, a B.S. degree in Medicine and an M.D. degree from the University of Minnesota. Dr. Lindstrom brings to the Board over 30 years of ophthalmology industry experience, as well extensive experience serving as a director of other companies.

Robert J. Kammer, D.D.S., is a founder of our Company and has served as our director since December 2011 and as Chairman of the Board since April 2012. In June 2014, Dr. Kammer joined the board of directors of SoftScience Shoe Company as the co-chairman. In January 2015, Dr. Kammer retired from his clinical practice as a dentist, in which he was engaged from 1975 to 2015. He is a retired Diplomate of The American Board of Orofacial Pain and a Founding Member of The Academy for Sports Dentistry and Colorado Osseointegration Study Club. From 1979 to 1996, Dr. Kammer was an Associate Professor at the University of Colorado School of Dental Medicine. Dr. Kammer has also served as a consultant to the Boulder-Denver Pain Control Center and a reviewer for the Journal of Orofacial Pain. Dr. Kammer recently contributed a chapter to the text “Osteoperiosteal Flap”, has co-authored multiple scientific articles, was co-investigator on a Dental Implant Bar Study at the Mayo Institute from 2011 to 2013 and served as a consultant for Clear Choice Dental Implant Centers from 2010 to 2013. Dr. Kammer received his Bachelor of Science degree in 1971 from Xavier University, Cincinnati, Ohio. He received his Doctor of Dental Surgery degree from the University of Iowa College of Dentistry in 1974. Dr. Kammer brings to our Board over 35 years of clinical experience treating patients and leadership experience in a variety of positions.

Teresa F. Sparks, has served as a director since March 2020. She is the Executive Vice President and Chief Financial Officer of Envision Healthcare Corporation, having served in that role since October 2018. Prior to Envision, Ms. Sparks was the interim Chief Financial Officer at Brookdale Senior Living, Inc. from March 2018 until September 2018. Previous to that, she served as Executive Vice President and Chief Financial Officer of Surgery Center Holdings, Inc. from its acquisition of Symbion, Inc. in November 2014 until January 2018. Prior to that, Ms. Sparks served as Senior Vice President and Chief Financial Officer of Symbion Holdings Corporation and Symbion, Inc. from August 2007 to November 2014 and as Corporate Controller from Symbion’s inception in 1996 through August 2007 and was named Vice President in December 2002. Prior to joining Symbion, she served as Assistant Controller for HealthWise of America, Inc., a managed care organization, and was a senior healthcare auditor for Deloitte & Touche LLP. Ms. Sparks is a Certified Public Accountant (inactive) and holds a Bachelor of Science degree, summa cum laude, in Accounting and Business Administration from Trevecca Nazarene University. Ms. Sparks brings to the Board over 25 years of finance, healthcare leadership and industry experience.

Anthony J. Principi, J.D., has been a director since September 2015. Mr. Principi has served as the Chairman of the Principi Group, LLC since 2016. He was Chairman of the Spectrum Group from 2012 to 2016 and previously served as the CEO and president of the Principi Group until its merger with the Spectrum Group in 2012. From 2005 through 2010, he was the Senior Vice President of Government Relations of Pfizer, Inc. Prior to joining Pfizer, Inc., Mr. Principi served as Secretary of the U.S. Department of Veterans Affairs from 2001 through 2005. In 2005, he served as the Chairman of the Defense 2005 Base Realignment and Closure Commission. Prior to becoming Secretary of the U.S. Department of Veterans Affairs, Mr. Principi was President of QTC Medical Services Inc. from 1999 through 2001 and Senior Vice President of Lockheed Martin IMS from 1995 through 1996. Prior to joining Lockheed Martin IMS, Mr. Principi was Chief Counsel and Staff Director of the U.S. Senate Armed Services Committee from 1993 through 1994, and was Chief Counsel and Staff Director of the U.S. Senate Committee on Veterans’ Affairs from 1984 through 1988. Mr. Principi serves as a director and member of the corporate governance and compensation and evaluation committees of Mutual of Omaha. He is also a member of the board of directors of Genesis Supply Holdings, LLC and GetWellNetwork, Inc. Mr. Principi previously served as Executive Chairman of QTC Management, the largest provider of medical and disability evaluations to the federal government, and also served on the board of directors of Perot Systems, Inc. and Engility Holdings, Inc. Mr. Principi received a Bachelor of Science from the U.S. Naval Academy and a Juris Doctor from Seton Hall University School of Law.

Vote Required and Board of Directors’ Recommendation

Each director is elected by a plurality of the votes cast on the election of directors at a meeting at which a quorum is present. As a result, the nominees who receive the highest number of votes, up to the number of directors to be elected at the Annual Meeting, will be elected. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees receive the largest number of votes cast and, therefore, will have no effect on the outcome of the vote on this proposal. The persons named in the enclosed proxy will vote the proxies they receive FOR the election of the nominees named above, unless a particular proxy card withholds authorization to do so or provides contrary instructions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

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PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of our Audit Committee, our Board has selected KMJ Corbin & Company LLP (“KMJ”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and has further directed that the selection of our independent registered public accounting firm be submitted for ratification by our stockholders at our Annual Meeting. KMJ has served as our independent registered public accounting firm since September 17, 2007. Representatives of KMJ are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KMJ as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KMJ to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and our Audit Committee will reconsider whether or not to retain KMJ. Even if the selection is ratified, the Board and the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

Audit and All Other Fees

Aggregate fees for professional services billed to the Company by KMJ for the years ended December 31, 2019 and 2018, were as follows:

	2019	2018
Audit Fees	$249,498	$189,426
Audit-Related Fees	$-	$10,000
Other Fees	$-	$-
Total	$249,498	$199,426

“Audit Fees” represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, and the review of our consolidated financial statements included in our quarterly reports. “Audit-Related Fees” represent fees for professional services provided in connection with the review of our registration statements on Forms S-8 and S-3. There were no fees billed by or paid to our principal accountant during the years ended December 31, 2019 and 2018 for tax compliance, tax advice or tax planning services or for financial information systems design and implementation services.

Pre-Approval Policy

Our Audit Committee pre-approves all services to be provided by KMJ. All fees paid to KMJ for services performed in 2019 and 2018 were pre-approved by our Audit Committee.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at a meeting at which a quorum is present. Abstentions will be counted as present for purposes of determining the presence of a quorum, and will have the same effect as an AGAINST vote on this proposal. Broker non-votes are not expected to result from the vote on this proposal. The persons named in the enclosed proxy will vote the proxies they receive FOR the ratification of the selection of KMJ as our independent registered public accounting firm, unless a particular proxy card withholds authorization to do so or provides contrary instructions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KMJ CORBIN & COMPANY LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

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PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s (“SEC”) rules.

Our named executive officer compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. Our Compensation Committee believes an effective compensation program is one that is designed to recruit and retain executive leadership focused on attaining long-term corporate goals and increasing stockholder value. The Compensation Committee believes that it has taken a responsible approach to compensating our named executive officers.

We urge stockholders to read the “Executive Compensation” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation table and other related compensation tables and narratives, which provide detailed information on the compensation of our named executive officers. The Board and the Compensation Committee believe that the policies and procedures described and explained therein are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement supports and contributes to the Company’s long-term success.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore, not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. Abstentions will have the same effect as a vote against this proposal and broker non-non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ON AN ADVISORY BASIS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and our stockholders. The corporate governance guidelines are available for review on our website at http://irdirect.net/HROW/corporate_governance.

Director Independence

Our Board of Directors currently consists of the following five members: Dr. Robert J. Kammer (Chairman), Teresa F. Sparks, Dr. Richard L. Lindstrom, Anthony J. Principi and Mark L. Baum. The Board has determined that (i) Ms. Sparks, Mr. Principi and Dr. Kammer, comprising a majority of our current Board, are “independent” directors, as that term is defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Baum is not independent because he currently serves as our Chief Executive Officer, and Dr. Lindstrom is not independent because he has received non-board compensation payments in excess of $120,000 within the last three years.

Nominations for Directors

Our Nomination and Corporate Governance Committee evaluates and recommends to the Board of Directors nominees for each election of directors. There are no stated minimum criteria for director nominees; rather, in considering potential new directors, the Nomination and Corporate Governance Committee considers a variety of factors and may identify and evaluate individuals from various disciplines and backgrounds. Among the qualifications to be considered in the selection of candidates are the following: broad experience in business, finance or administration; familiarity with the Company’s industry; prominence and reputation in a particular profession or field of endeavor; and whether the individual has the time available to devote to the work of the Board and one or more of its committees. The Nomination and Corporate Governance Committee also reviews the activities and associations of each candidate to determine the independence of the candidate under applicable Nasdaq and SEC rules and to ensure that there is no legal impediment, conflict of interest or other consideration that might hinder or prevent service on the Board. In addition to these factors, the Nomination and Corporate Governance Committee may also consider such other factors as it may deem relevant or in the best interests of the Company and its stockholders. The Nomination and Corporate Governance Committee recognizes that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an “audit committee financial expert” as defined by SEC rules. Further, although the Company does not have a formal diversity policy, the Nomination and Corporate Governance Committee seeks to nominate directors that bring to the Company a variety of perspectives, skills, expertise and sound business understanding and judgment, derived from business, professional, governmental, finance, community and industry experience.

The Nomination and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant and considered valuable to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining new perspectives. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Nomination and Corporate Governance Committee would identify a new nominee to replace such director in light of the criteria and factors described above. If the Nomination and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates.

The Nomination and Corporate Governance Committee reviews all director nominees, including those recommended by stockholders, in accordance with the factors and qualifications described above to determine whether they possess attributes the committee believes would be beneficial and valuable to the Company. The Nomination and Corporate Governance Committee will select qualified candidates and make its recommendations to the Board, which will formally decide whether to nominate the recommended candidates for election to the Board. Stockholders may recommend nominees for consideration by the Nomination and Corporate Governance Committee by complying with certain notification requirements set forth in our Bylaws. These requirements provide that a stockholder who desires to recommend a candidate for nomination to our Board of Directors must do so in writing to our Corporate Secretary at our principal executive offices, which written notice must be received no later than 90 days before the date of the annual meeting of stockholders at which directors are to be elected. The stockholder’s written notice must include, among other things as specified in our Bylaws, certain personal identification information about the stockholder and its recommended director nominee(s); the principal occupation or employment of the recommended director nominee(s); the class and number of shares of the Company that are beneficially owned by the stockholder and its recommended director nominee(s); and any other information relating to the recommended director nominee(s) that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. Stockholders may obtain a copy of our Bylaws by writing to our Corporate Secretary at Harrow Health, Inc., c/o Corporate Secretary, 102 Woodmont Blvd., Suite 610, Nashville, TN 37205, or by accessing the exhibits to the Annual Report filed with the SEC. A stockholder who complies in full with all of the notice provisions set forth in our Bylaws will be permitted to present the director nominee at the applicable annual meeting of stockholders, but will not be entitled to have the nominee included in our proxy statement for the annual meeting unless an applicable SEC rule requires that we include the director nominee in our proxy statement.

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Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by sending a letter to the Corporate Secretary, Harrow Health, Inc., 102 Woodmont Blvd., Suite 610, Nashville, TN 37205. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and should indicate in the address whether the communication is intended for the entire Board, the non-employee directors as a group or an individual director. Each communication will be screened by the Corporate Secretary or his or her designee to determine whether it is appropriate for presentation to the Board or any specified director(s). Examples of inappropriate communications include junk mail, spam, mass mailings, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined to be appropriate for presentation to the Board or the director(s) to whom they are addressed will be submitted to the Board or such director(s) on a periodic basis. Any communications that concern accounting, internal control or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which is available for review on our website at http://irdirect.net/HROW/corporate_governance, and is also available in print, without charge, to any stockholder who requests a copy by writing to us at Harrow Health, Inc., 102 Woodmont Blvd., Suite 610, Nashville, TN 37205, Attention: Investor Relations. Each of our directors, employees and officers, including our Chief Executive Officer, Chief Financial Officer, and all of our other principal executive officers, are required to comply with the Code of Business Conduct and Ethics. There have not been any waivers of the Code of Business Conduct and Ethics relating to any of our executive officers or directors in the past year.

Meetings and Committees of the Board

Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the committees of the Board. Regular communications between our directors and management also occur outside of formal meetings of the Board and committees of the Board.

Meeting Attendance

Our Board generally holds meetings on a quarterly basis, along with monthly update calls, but may hold additional meetings as required. In 2019, the Board held six meetings. Each of our directors attended 100% of the Board meetings that were held during the periods when they were a director and 100% of the meetings of each committee of the Board on which they served that were held during the periods that they served on such committee. We do not have a policy requiring that directors attend our annual meeting of stockholders, but encourage attendance by each director. All of our directors in effect at the time attended our 2019 annual meeting of stockholders.

Committees of the Board of Directors

Our Board currently has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee.

Audit Committee

During 2019, our Audit Committee was composed of Mr. Stephen G. Austin (Chair), Mr. Anthony J. Principi and Dr. Robert J. Kammer. Ms. Teresa F. Sparks replaced Mr. Austin on the Committee in March 2020. Our Board has affirmatively determined that each member of the Audit Committee in 2019 was independent under Nasdaq Marketplace Rule 5605(a)(2) and satisfied all other qualifications under Nasdaq Marketplace Rule 5065(c) and the applicable rules of the SEC, and that each current member of the Audit Committee is independent under Nasdaq Marketplace Rule 5605(a)(2) and satisfies all other qualifications under Nasdaq Marketplace Rule 5605(c) and the applicable rules of the SEC. Our Board also affirmatively determined that Mr. Austin qualified, and Ms. Sparks qualifies, as an “audit committee financial expert” as such term is defined in Regulation S-K under the Securities Act of 1933. The Audit Committee held four meetings in 2019.

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The Audit Committee acts pursuant to a written charter that has been adopted by the Board, which is available for review on our website at http://irdirect.net/HROW/corporate_governance. The responsibilities of the Audit Committee include overseeing, reviewing and evaluating our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and as necessary, the termination of our independent registered public accounting firm.

Compensation Committee

During 2019, our Compensation Committee was composed of Dr. Robert J. Kammer (Chair), Mr. Anthony J. Principi and Mr. Stephen G. Austin. Ms. Teresa F. Sparks replaced Mr. Austin on the Committee in March 2020. Our Board has affirmatively determined that each member of the Compensation Committee during 2019 was independent under Nasdaq Marketplace Rule 5605(a)(2) and satisfied all other qualifications under Nasdaq Marketplace Rule 5065(d) and the applicable rules of the SEC, and that each current member of the Compensation Committee is independent under Nasdaq Marketplace Rule 5605(a)(2) and satisfies all other qualifications under Nasdaq Marketplace Rule 5065(d) and the applicable rules of the SEC. The Compensation Committee held four meetings in 2019.

The Compensation Committee acts pursuant to a written charter that has been adopted by the Board, which is available for review on our website at http://irdirect.net/HROW/corporate_governance. The responsibilities of the Compensation Committee include reviewing and making recommendations to our Board concerning the compensation and benefits of our executive officers, including our Chief Executive Officer, and directors, overseeing the administration of our stock option and employee benefits plans, and reviewing general policies relating to compensation and benefits.

Nomination and Corporate Governance Committee

During 2019, our Nomination and Corporate Governance Committee was composed of Mr. Anthony J. Principi (Chair), Mr. Stephen G. Austin and Dr. Robert J. Kammer. Ms. Teresa F. Sparks replaced Mr. Austin on the Committee in March 2020. Our Board has affirmatively determined that each member of the Nomination and Corporate Governance Committee during 2019 was independent under Nasdaq Marketplace Rule 5605(a)(2), and that each current member of the Nomination and Corporate Governance Committee is independent under Nasdaq Marketplace Rule 5605(a)(2). The Nomination and Corporate Governance Committee held four meetings in 2019.

The Nomination and Corporate Governance Committee acts pursuant to a written charter that has been adopted by the Board, which is available for review on our website at http://irdirect.net/HROW/corporate_governance. The responsibilities of the Nomination and Corporate Governance Committee include evaluating and making recommendations to the Board with respect to director nominees and providing oversight of our corporate governance policies and practices.

Board Leadership Structure

The Board may, but is not required to, select a Chairman of the Board on an annual basis. The positions of Chairman of the Board and Chief Executive Officer may be filled by one individual or two different individuals. Currently, the positions of Chairman of the Board and Chief Executive Officer are separated. Our Board believes that this structure has allowed Mark L. Baum, Chief Executive Officer, to focus on our day-to-day business, while allowing Dr. Robert J. Kammer, our Chairman of the Board, to lead the Board in its fundamental role of providing advice to and independent oversight (including risk oversight) of management.

Our separated Chairman of the Board and Chief Executive Officer positions are augmented by our independent directors, who comprise all of our Board committees and meet regularly in executive session without Mr. Baum or other members of our management present to ensure that our Board maintains an appropriate level of independent oversight of management.

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Board Role in Risk Management

The Board as a whole has responsibility for risk oversight, and each Board committee has responsibility for reviewing certain risk areas and reporting to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks, and management’s risk mitigation strategies in certain focus areas. These areas of focus include strategic, operational, financial and reporting, succession and compensation, and other areas. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets with key management personnel and representatives of outside advisors as required.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Risks and exposures associated with our business strategy and other current matters that may present material risk to our financial performance, operations, prospects or reputation.

Audit Committee	Overall policies with respect to risk assessment and risk management, material pending legal proceedings involving the Company and other contingent liabilities, any potential related party or conflict of interest transactions, as well as other risks and exposures that may have a material impact on our financial statements.

Compensation Committee	Risks and exposures associated with management succession planning and executive compensation programs and arrangements, including incentive plans.

Nomination and Corporate Governance Committee	Risks and exposures associated with director succession planning, corporate governance, and overall board effectiveness.

Transactions with Related Persons (all dollar amounts are expressed in thousands, other than per share amounts)

Klarity License Agreement – Related Party

In April 2017, the Company entered into a license agreement (the “Klarity License Agreement”) with Richard L. Lindstrom, M.D., a member of its Board of Directors. Pursuant to the terms of the Klarity License Agreement, the Company licensed certain intellectual property and related rights from Dr. Lindstrom to develop, formulate, make, sell, and sub-license the topical ophthalmic solution Klarity designed to protect and rehabilitate the ocular surface (the “Klarity Product”).

Under the terms of the Klarity License Agreement, the Company is required to make royalty payments to Dr. Lindstrom ranging from 3% to 6% of net sales, dependent upon the final formulation of the Klarity Product sold. In addition, the Company is required to make certain milestone payments to Dr. Lindstrom including: (i) an initial payment of $50 upon execution of the Klarity License Agreement, (ii) a second payment of $50 following the first $50 in net sales of the Klarity Product; and (iii) a final payment of $50 following the first $100 in net sales of the Klarity Product. All of the above referenced milestone payments were payable at the Company’s election in cash or shares of the Company’s restricted common stock. Dr. Lindstrom was paid $63 and $122 in cash during the years ended December 31, 2019 and 2018, respectively, and was due an additional $55 and $15 at December 31, 2019 and 2018, respectively. The Company incurred $103 and $118 for royalty expenses related to the Klarity License Agreement during the years ended December 31, 2019 and 2018, respectively.

Injectable Asset Purchase Agreement – Related Party

In December 2019, the Company entered into an asset purchase agreement (the “Lindstrom APA”) with Dr. Lindstrom, a member of its Board of Directors. Pursuant to the terms of the Lindstrom APA, the Company acquired certain intellectual property and related rights from Dr. Lindstrom to develop, formulate, make, sell, and sub-license an ophthalmic injectable product (the “Lindstrom Product”).

Under the terms of the Lindstrom APA, the Company is required to make royalty payments to Dr. Lindstrom ranging from 2% to 3% of net sales, dependent upon the final formulation and patent protection of the Lindstrom Product sold. In addition, the Company is required to make certain milestone payments to Dr. Lindstrom including an initial payment of $33 upon execution of the Lindstrom APA. Dr. Lindstrom was paid $0 in cash during the year ended December 31, 2019, and was due $40 at December 31, 2019. The Company incurred $40 for royalty expenses related to the Lindstrom Agreement during the year ended December 31, 2019.

Presbyopia Asset Purchase Agreement – Related Party

In December 2019, the Company entered into an asset purchase agreement (the “Presbyopia APA”) with Dr. Lindstrom, a member of its Board of Directors. Pursuant to the terms of the Presbyopia APA, the Company acquired certain intellectual property and related rights from Dr. Lindstrom to develop, formulate, make, sell, and sub-license an ophthalmic topical product to treat presbyopia (the “Presbyopia Product”).

Under the terms of the Presbyopia APA, the Company is required to make royalty payments to Dr. Lindstrom ranging from 2% to 4% of net sales, dependent upon the final formulation and patent protection of the Presbyopia Product sold. Dr. Lindstrom was paid $0 in cash during the year ended December 31, 2019, and was due $0 at December 31, 2019. The Company incurred $0 for royalty expenses related to the Presbyopia APA during the year ended December 31, 2019.

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Investment in Eton Pharmaceuticals and Agreements

In April 2017, the Company formed Eton as a wholly owned subsidiary. In June 2017 the Company lost voting and ownership control of Eton and it ceased consolidating Eton’s financial statements. At the time of deconsolidation, the Company recorded a gain of $5,725 and adjusted the carrying value in Eton to reflect the increased valuation of Eton and the Company’s new ownership percent in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810-10-40-4(c), Consolidation. At the time of deconsolidation, the Company used the equity method of accounting as management determined that the Company had the ability to exercise significant influence over the operating and financial decisions of Eton. Under this method, the Company recognized earnings and losses of Eton in its consolidated financial statements and adjusted the carrying amount of its investment in Eton accordingly. During the years ended December 31, 2019 and 2018, the Company recorded equity in net loss of Eton of $0 and $3,507, respectively.

In November 2018, Eton closed on an initial public offering of 4,140,000 shares of its common stock at $6.00 per share for gross proceeds of approximately $24,800 (the “Eton IPO”). Following the close of the Eton IPO, the Company estimated its common stock position in Eton equaled 19.98% of the equity and voting interests issued and outstanding of Eton, and it ceased using the equity method of accounting for its investment in Eton. The Company recognizes earnings and losses of Eton in its consolidated financial statements based on the fair market value of the shares owned and adjust the carrying amount of the Company’s investment in Eton accordingly. Eton’s common stock currently trades on the Nasdaq Global Market exchange. At December 31, 2019, the fair market value of Eton’s common stock was $7.20 per share, the closing share price of Eton common stock on that day. In accordance with Accounting Standards Update (“ASU”) 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, for the year ended December 31, 2019, the Company recorded an investment gain from its Eton common stock position of $3,780 related to the change in fair market value of the Company’s investment in Eton during the measurement period. For the year ended December 31, 2018, the Company recorded an investment gain from its Eton common stock position of $21,420 related to the change in fair market value of the Company’s investment in Eton during the measurement period. As of December 31, 2019, the fair market value of the Company’s investment in Eton was $25,200.

Eton and the Company signed licensing agreements for two products developed by the Company whereby the Company assigned the product rights to Eton. Eton would pay the Company a $50 milestone payment upon patent issuance for each product and a royalty fee at a rate of six percent on the net sales of those two products. On December 26, 2017, one of the products had its patent issued and a $50 milestone fee was received by the Company in January 2018. In July 2018, Eton and the Company agreed to cancel the licensing agreement for one of the products and retain the product rights at the Company, in exchange of the Company paying Eton $50.

On May 6, 2019, the Company entered into an Asset Purchase Agreement (the “CT-100 Asset Purchase Agreement”) with Eton. Pursuant to the CT-100 Asset Purchase Agreement, Eton sold all of its right, title and interest in CT-100 back to the Company. Pursuant to the CT-100 Asset Purchase Agreement, the Company will make certain payments to Eton upon the achievement of certain development and commercial milestones. In addition, the Company is required to pay Eton a royalty in the low-single digit percentage range worldwide on a country-by-country basis on net sales for a period of the longer of 15 years from the date of the first commercial sale of a product subject to certain conditions.

Mark L. Baum, the Company’s Chief Executive Officer is a member of the Eton board of directors.

Investment in Surface Pharmaceuticals and Agreements

In April 2017, the Company formed Surface Pharmaceuticals, Inc. (“Surface”) as a wholly owned subsidiary. In May and July 2018, Surface entered into and closed on a definitive stock purchase agreement with an institutional investor for the purchase of Surface’s Series A Preferred Stock (the “Surface Series A Stock”) that resulted in total proceeds to Surface of approximately $21,000. At the time of the first closing in May 2018, the Company lost voting and ownership control of Surface and it ceased consolidating Surface’s financial statements. The Surface Series A Stock (i) was issued at a purchase price of $3.30 per share; (ii) will vote together with the common stock and all other shares of stock of Surface having general voting power; (iii) will be entitled to the number of votes equal to the number of shares of preferred stock held; (iv) will hold liquidation preference over all other equity interests in Surface; and (v) will have mandatory conversion requirements into Surface common stock upon events including an underwritten initial public offering of Surface common stock or similar transaction.

At the time of deconsolidation, the Company recorded a gain of $5.3 and adjusted the carrying value in Surface to reflect the increased valuation of Surface and the Company’s new ownership percentage in accordance with ASC 810-10-40-4(c).

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The Company owns 3,500,000 common shares (which is approximately 30% of the equity interest as of December 31, 2019, and calculated after the second closing of the sale Series A Preferred Stock in July 2018) of Surface and uses the equity method of accounting for this investment, as management has determined that the Company has the ability to exercise significant influence over the operating and financial decisions of Surface. Under this method, the Company recognizes earnings and losses of Surface in its consolidated financial statements and adjusts the carrying amount of its investment in Surface accordingly. The Company’s share of earnings and losses are based on the shares of common stock and in-substance common stock of Surface held by the Company. Any intra-entity profits and losses are eliminated. During the years ended December 31, 2019 and 2018, the Company recorded equity in net loss of Surface of $1,200 and $373, respectively. As of December 31, 2019, the carrying value of the Company’s investment in Surface was $3,747.

In 2017 and amended in April 2018, the Company entered into two asset purchase and license agreements (the “Surface License Agreements”) with its previously wholly owned subsidiary, Surface. Pursuant to the terms of the Surface License Agreements, the Company assigned and licensed to Surface certain intellectual property and related rights associated with Surface’s drug candidates (collectively, the “Surface Products”). Surface is required to make royalty payments to the Company of four to six percent (4%-6%) of net sales of the Surface Products while any patent rights remain outstanding. Certain of the Surface License Agreements were conditioned upon Surface receiving net proceeds of the sale of its equity securities of not less than $10, which occurred in May 2018.

In January 2018, the Company and Surface entered into an amended Management Services Agreement (the “MSA”), whereby the Company provided to Surface certain administrative services and support, including bookkeeping, web services and human resources related activities, and Surface paid the Company a monthly amount of $10,000 The MSA was terminated effective July 31, 2018.

During the year ended December 31, 2019, the Company was paid $50 from Surface for amounts due under the Surface MSA. There are no amounts due from Surface to the Company as of December 31, 2019.

As of December 31, 2019, the Company owned 3,500,000 shares of Surface common stock (approximately 30% of the issued and outstanding equity interests). A Company director, Richard L. Lindstrom, and the Company’s Chief Executive Officer, Mark L. Baum, are directors of Surface. In addition, the Company’s Chief Financial Officer, Andrew R. Boll, was a director of Surface and resigned as a director of Surface concurrent with the sale of the Surface Series A Stock. Several employees and directors of the Company (including Mr. Baum, Dr. Lindstrom and Mr. Boll) entered into consulting agreements and provided consulting services to Surface. Surface is required to make royalty payments to Dr. Lindstrom of 3% of net sales of certain Surface products while certain patent rights remain outstanding. Dr. Lindstrom is also a principal of Flying L Partners, an affiliate of the funding investor who purchased the Surface Series A Stock.

Investment in Melt Pharmaceuticals, Inc.

In April 2018, the Company formed Melt Pharmaceuticals, Inc. (“Melt”) as a wholly owned subsidiary. In January and March of 2019, Melt entered into definitive stock purchase agreements (collectively, the “Melt Series A Preferred Stock Agreement”) with certain investors and closed on the purchase and sale of Melt’s Series A Preferred Stock (the “Melt Series A Stock”), totaling approximately $11,400 of proceeds (collectively the “Melt Series A Round”) at a purchase price of $5.00 per share. As a result, the Company lost voting and ownership control of Melt and ceased consolidating Melt’s financial statements. In connection with the Melt Series A Preferred Stock Agreement, Melt also entered into a Registration Rights Agreement and agreed to use commercially reasonable efforts to file, or confidentially submit, a registration statement on Form S-1 with the United States Securities and Exchange Commission by September 30, 2020 relating to an initial public offering of its common stock.

At the time of deconsolidation, the Company recorded a gain of $5,810 and adjusted the carrying value in Melt to reflect the increased valuation of Melt and the Company’s new ownership interest in accordance with ASC 810-10-40-4(c), Consolidation.

The Company owns 3,500,000 common shares (which is approximately 44% of the equity interest as of December 31, 2019) of Melt and uses the equity method of accounting for this investment, as management has determined that the Company has the ability to exercise significant influence over the operating and financial decisions of Melt. Under this method, the Company recognizes earnings and losses of Melt in its consolidated financial statements and adjusts the carrying amount of its investment in Melt accordingly. The Company’s share of earnings and losses are based on the Company’s ownership interest of Melt. Any intra-entity profits and losses are eliminated. During the year ended December 31, 2019, the Company recorded equity in net loss of Melt of $1,842. As of December 31, 2019, the carrying value of the Company’s investment in Melt was $3,968.

In December 2018, the Company entered into an asset purchase agreement with Melt (the “Melt Asset Purchase Agreement”). Pursuant to the terms of the Melt Asset Purchase Agreement, Melt was assigned certain intellectual property and related rights from the Company to develop, formulate, make, sell, and sub-license certain Company conscious sedation and analgesia related formulations (collectively, the “Melt Products”). Under the terms of the Melt Asset Purchase Agreement, Melt is required to make royalty payments to the Company of 5% of net sales of the Melt Products while any patent rights remain outstanding, as well as other conditions. In January and March 2019, the Company entered into the Melt Series A Preferred Stock Agreement.

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In February 2019, the Company and Melt entered into a Management Services Agreement (the “Melt MSA”), whereby the Company provides to Melt certain administrative services and support, including bookkeeping, web services and human resources related activities, and Melt pays the Company a monthly amount of $10.

As of December 31, 2019, the Company was due $722 from Melt for reimbursable expenses and amounts due under the Melt MSA and included in prepaid expenses and other current assets on the accompanying consolidated balance sheets. During the year ended December 31, 2019, Melt paid the Company $50.

The Company’s Chief Executive Officer, Mark L. Baum, and Chief Medical Officer, Larry Dillaha, are members of the Melt board of directors, and several employees of the Company (including Mr. Baum, Mr. Dillaha and the Company’s Chief Financial Officer, Andrew Boll) entered into consulting agreements and provide consulting services to Melt.

Since the beginning of 2018, there have been no other transactions in which the Company was or is a participant, and there are no currently proposed transactions in which the Company is to be a participant, in which the amount involved exceeds the lesser of $120 or 1% of the Company’s average assets at year-end for the last two completed fiscal years, and in which any director, officer or beneficial holder of more than 5% of any class of our voting securities or member of such person’s immediate family had or will have a direct or indirect material interest.

Company Policy Regarding Related Party Transactions

The charter of the Audit Committee of our Board tasks the Audit Committee with reviewing all related party transactions for potential conflict of interest situations on an ongoing basis (if such transactions are not reviewed and overseen by another independent body of the Board). In accordance with that policy, the Audit Committee’s general practice is to review and oversee any transactions that are reportable as related party transactions under FASB and SEC rules and regulations. Management advises the Audit Committee and the full Board of Directors on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.

Executive Officers

Executive officers are appointed by our Board and serve at its discretion. Set forth below is information regarding our executive officers as of April 20, 2020.

Name	Position	Age
Mark L. Baum	Chief Executive Officer and Director	47
Andrew R. Boll	Chief Financial Officer and Corporate Secretary	37
John P. Saharek	President of ImprimisRx	60

Mr. Baum’s biographical information is included with such information for the other members of our Board.

Andrew R. Boll, CFA, CMA. Mr. Boll started with Harrow in December 2011, and has served as our Chief Financial Officer since his promotion to that role in February 2015. He oversees the Company’s financial and administrative operations. In addition, Mr. Boll helped form and start-up our subsidiaries Eton Pharmaceuticals, Surface Pharmaceuticals, Melt Pharmaceuticals, Mayfield Pharmaceuticals, Radley Pharmaceuticals, Stowe Pharmaceuticals, and ImprimisRx. Prior to Harrow, from 2007 to 2011, Mr. Boll worked for an investment company and its series of funds where he oversaw the fund’s accounting, financial analysis, and reporting; he was also heavily involved with the financial operations of a number of the fund’s portfolio companies (public and private). Prior to 2007, Mr. Boll held various accounting roles at Welsh Companies, LLC, a commercial real estate company, its fund and its other subsidiaries. Mr. Boll is a CFA® charterholder, Certified Management Accountant and earned his Bachelor of Science degree, summa cum laude, in Corporate and Public Finance at Huron University.

John P. Saharek. Prior to his promotion to President of ImprimisRx in February 2019, Mr. Saharek served as the Company’s Chief Commercial Officer since February 2015 and its Vice-President of Commercialization, Ophthalmology since November 2012. He is a senior healthcare industry executive with over 30 years of broad experience developing and commercializing pharmaceutical, biotech, surgical device and diagnostic product portfolios. Prior to joining the Company, he served as Head of U.S. Marketing and Strategy for ThromboGenics Inc., developing the commercial strategy and building a team to launch a new biologic into the U.S. market. Prior to that he was Vice President, Business Development at SurModics Inc., working with both large and small pharmaceutical companies on multi-platform drug delivery initiatives in the U.S. and internationally. Earlier in his career, he held positions of increasing responsibility in both marketing and sales at a number of companies, including his tenure with Bausch & Lomb. Mr. Saharek has a Masters of Business Administration from the University of Hartford and a Bachelor’s degree from Central Connecticut State University.

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DIRECTOR COMPENSATION

Director Compensation Program for Year Ended December 31, 2019

A summary of the non-employee director compensation arrangements for 2019 is set forth below.

Cash Compensation

Retainer and
Meeting Fees
Annual Board Retainer Fee:
All non-employee directors	$35,000
Annual Chairman Retainer Fees*:
Chairman of the Board	$20,000
Audit Committee Chairman	$15,000
Compensation Committee Chairman	$10,000
Corporate Governance Committee Chairman	$8,000
Annual Committee Member Retainer Fees*:
Audit Committee	$7,500
Compensation Committee	$5,000
Corporate Governance Committee	$4,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

We do not have a formal equity compensation program for our non-employee directors. Rather, our Compensation Committee and our Board determine, in their discretion, if and when to grant equity awards to any of our directors and the amount and other terms of any such award.

In June 2019, the Company granted an aggregate of 38,860 restricted stock unit awards (“RSUs”) (9,715 RSUs per director) to its non-employee directors, with an aggregate value of approximately $300,000, or $75,000 to each of our four non-employee directors. These RSUs vest in equal quarterly installments over a one-year period subject to the director’s continued service, but the issuance and delivery of the shares subject to the RSUs are deferred until the director resigns or otherwise terminates his service as a director.

Director Compensation Program for Year Ending December 31, 2020

During the year ended December 31, 2019, and effective January 1, 2020, the Compensation Committee and our Board adopted the following compensation program for its non-employee directors:

Cash Compensation

Retainer and
Meeting Fees
Annual Board Retainer Fee:
All non-employee directors	$40,000
Annual Chairman Retainer Fees*:
Chairman of the Board	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Governance Committee Chair	$10,000
Annual Committee Member Retainer Fees*:
Audit Committee	$10,000
Compensation Committee	$7,500
Corporate Governance Committee	$5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

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Equity Compensation

Non-employee directors will be eligible to receive RSUs valued at $100,000 on an annual basis. These RSUs will vest in equal quarterly installments over a one-year period subject to the director’s continued service, but the issuance and delivery of the shares subject to the RSUs are deferred until the director resigns or otherwise terminates his or her service as a director.

Director Compensation Table

The following table shows the compensation earned by or awarded or paid in 2019 to the individuals who served as our non-employee directors during such period. All compensation received by Mr. Baum, is disclosed in the Summary Compensation Table below. Mr. Austin resigned from the Board on March 15, 2020. Ms. Sparks joined the Board on March 16, 2020, and did not receive any compensation (cash or equity) from the Company during 2019. Mr. Baum did not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Other ($)		Total ($)
Robert J. Kammer	$76,500	$75,000	$-		$151,500
Stephen G. Austin	$59,000	$75,000	$-		$134,000
Richard L. Lindstrom	$35,000	$75,000	$62,610	(3)	$172,610
Anthony J. Principi	$55,500	$75,000	$-		$130,500

(1)	Reflects the dollar amount of the grant date fair value of awards granted in 2019, measured in accordance with ASC Topic 718 (“Topic 718”) and without adjustment for estimated forfeitures. For a discussion of the assumptions used to calculate the value of equity awards, refer to Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2019 included in the Annual Report.
(2)	The aggregate number of stock awards held as of December 31, 2019 by each non-employee director are as follows:

Name	Shares Underlying Restricted Stock Unit Awards
Robert J. Kammer (4)	87,130
Stephen G. Austin (5)	87,130
Richard L. Lindstrom (6)	78,111
Anthony J. Principi (7)	71,934

(3)	Represents $62,610 related to royalties paid to Dr. Lindstrom as part of the Klarity License Agreement (defined under the heading “Related Party Transaction”).
(4)	Includes 65,227 shares that have vested, but the issuance and delivery of these shares have been deferred until the director resigns.
(5)	Includes 65,227 shares that have vested, but the issuance and delivery of these shares have been deferred until the director resigns.
(6)	Includes 56,208 shares that have vested, but the issuance and delivery of these shares have been deferred until the director resigns.
(7)	Includes 50,031 shares that have vested, but the issuance and delivery of these shares have been deferred until the director resigns.

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EXECUTIVE COMPENSATION

Named Executive Officers

Our named executive officers for 2019 were:

Name	Position
Mark L. Baum	Chief Executive Officer and Director
Andrew R. Boll	Chief Financial Officer and Corporate Secretary
John P. Saharek	President of ImprimisRx

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract, motivate and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our stockholders by rewarding short-term and long-term performance and tying compensation to increases in stockholder value. The Compensation Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and the achievement of objectives that are expected to increase stockholder value. In furtherance of this goal, the Compensation Committee has established the following guidelines as a foundation for compensation decisions:

●	provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

●	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

●	promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

●	align executives’ incentives with the creation of stockholder value.

The Compensation Committee considers, with respect to each of the Company’s executive officers, the total compensation that may be awarded, including base salary, annual incentive compensation, long-term incentive compensation and other benefits, such as discretionary cash bonuses, perquisites and other personal benefits available to each executive officer or that may be received by such executive officer under certain circumstances, including compensation payable upon termination of the executive officer under an employment agreement or severance agreement (if applicable). The Compensation Committee recognizes that its overall goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee believes that cash compensation in the form of base salary and an annual incentive bonus provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options, restricted stock units and other equity awards aligns the objectives of management with those of our stockholders with respect to long-term performance and success.

The Compensation Committee also has historically focused on the Company’s financial and working capital condition when making compensation decisions and approving performance objectives. Because the Company has historically sought to preserve cash, overall compensation traditionally has been weighted more heavily toward equity-based compensation, as well as cash payments that are earned only upon the Company’s achievement of specified performance goals. The Compensation Committee will continue to periodically reassess the appropriate weighting of cash and equity compensation in light of the Company’s expenditures in connection with commercial operations and its working capital needs.

Roles in Determining Executive Officer Compensation

Compensation Committee

In accordance with its charter, the Compensation Committee is responsible for, among other things, reviewing and evaluating our executive officer compensation program, including: (i) determining the objectives of the executive officer compensation program and reviewing and recommending to the Board the program as a whole and the elements of compensation that comprise the program to be consistent with such objectives; (ii) evaluating the performance of the Chief Executive Officer, and in consultation with the Chief Executive Officer, the performance of our other executive officers, in light of the level of achievement of individual and corporate goals and objectives; and (iii) approving and/or recommending to the Board the compensation package for all executive officers of the Company. In accordance with its charter, the Compensation Committee, from time to time, solicits information and, as appropriate, recommendations from management of the Company with respect to executive officer compensation, although the ultimate determination and any recommendations to the Board remain with the Compensation Committee, and all equity grants are made by the Compensation Committee.

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Chief Executive Officer

Compensation for the Chief Executive Officer is reviewed, evaluated and approved by the Compensation Committee without the presence or participation of the Chief Executive Officer.

The Chief Executive Officer reviews and makes recommendations to the Compensation Committee with respect to the compensation of our named executive officers and other members of the executive and senior management team. While the Compensation Committee may review and consider recommendations of the Chief Executive Officer, the Compensation Committee takes such action regarding compensation as it deems appropriate, which may include concurring with the Chief Executive Officer’s recommendations, or proposing adjustments to such recommendations, prior to the Compensation Committee approving any compensation.

Compensation Consultants

In April 2019, the Compensation Committee retained the services of an external compensation consultant, Radford, an Aon Hewitt Company (“Radford”). The mandate of the consultant was to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design (including equity grants of subsidiaries), benchmarking with the Company’s peers in the industry and other technical considerations including tax- and accounting-related matters. The Compensation Committee regularly evaluates Radford’s performance, considers alternative compensation consultants and has the final authority to engage and terminate Radford’s services. The Compensation Committee may re-engage Radford in 2020, to assist the Compensation Committee in its ongoing review of executive and director compensation practices, including a review and update of the Company’s peer companies. The decision to engage Radford was made solely by the Compensation Committee. The Compensation Committee, after a review of the factors set forth in Section 10C-1of the Exchange Act and Nasdaq requirements, has determined that the work performed by Radford in 2019 did not present any conflicts of interest.

Competitive Market Benchmarking

The Compensation Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program including, but not limited to, industry data compiled yearly by Radford in its Global Life Sciences Survey, which represents a nationally-based assessment of executive compensation widely used within the pharmaceutical and biotechnology industry sectors. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are an important factor that the Compensation Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace. The Compensation Committee adopted a group of peer companies in July 2019, and the Compensation Committee may revise the group of peer companies to take into account changes in market capitalization and similarities to the Company along the dimensions of competition for talent, phase of development or stage of commercialization, current and potential market capitalization, and number of employees in the future. More specifically, when establishing the 2019 peer group, the Compensation Committee and Radford focused on biotechnology and pharmaceutical companies, reflecting focus of Harrow subsidiary businesses, targeting commercial companies when possible with annual revenues below $125 million, market capitalizations less than $500 million and employee headcounts below 300 employees. Radford and the Compensation Committee put an emphasis on companies with ophthalmic focus, and where possible, incorporated size appropriate holding companies in the life science industry. The list of peer companies is comprised of the following companies:

● AcelRx Pharmaceuticals, Inc.	● Evofem Biosciences	● La Jolla Pharmaceuticals
● Anika Therapeutics	● Eyepoint Pharmaceuticals	● Ocular Therapeutix
● BioTime	● Flexion Therapeutics	● Palatin Technologies
● ChromaDex	● Fortress Biotech	● PDL BioPharma
● Cumberland Pharmaceuticals	● Kadmon	● Rigel Pharmaceuticals
● Demira	● Kala Pharmaceuticals	● XOMA
● Dova Pharmaceuticals	● Kodiak Sciences

In addition to adopting the above group of peer companies in 2019 (the “2019 peer group”), the Compensation Committee engaged Radford to conduct a comprehensive benchmarking study reporting on compensation levels and practices, including equity, relative to the 2019 peer group. An Executive Compensation Assessment report was prepared by Radford in August 2019 that provided a competitive assessment of the Company’s executive compensation program compared to the market data for base salaries, target total cash compensation and equity compensation of the 2019 peer group. In consideration of the benchmarking data in Radford’s competitive assessment of the Company’s executive compensation programs and the Company’s performance in 2019, adjustments to compensation were made on January 1, 2020, whereby the Compensation Committee provided Mr. Baum and Mr. Boll with approximately 10% annual increases to their base salary amounts for the year ended December 31, 2020.

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Compensation Program Overview

In 2019, our executive compensation program consisted of the following forms of compensation, each of which are described in greater detail below:

●	Base Salary
●	Annual Bonus
●	Equity Compensation
●	Employee Benefit Program
●	Change of Control Arrangements

Base Salary

The Compensation Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. Our Compensation Committee believes the base salaries are generally the appropriate cash compensation level that will allow us to attract and retain highly skilled executives. The Compensation Committee considers our stockholders’ interests in paying what is necessary to achieve our corporate goals, while conserving cash as much as practicable, when setting base salaries. We believe that, given the industry in which we operate, our current working capital needs and our compensation philosophy and objectives, base salaries at current levels are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Compensation Committee considers the following factors:

●	individual performance of the executive, as well as our overall performance, during the prior year;
●	level of responsibility, including breadth, scope and complexity of the position;
●	level of experience and expertise of the executive;
●	internal review of the executive’s compensation relative to other executives to ensure internal equity; and
●	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire. Adjustments to base salary are considered annually in light of the factors above. The Chief Executive Officer assists the Compensation Committee in its annual review of the base salaries of other named executive officers and members of senior management based on the foregoing criteria.

Annual Bonus

The Company provides executive officers with annual performance-based cash bonus opportunities, which are specifically designed to reward executives for overall corporate performance as well as individual performance in a given year. Corporate and individual goals are established at the beginning of each year by the Compensation Committee with input from senior management. The target annual incentive bonus amounts relative to base salary vary depending on each executive’s accountability, scope of responsibilities and potential impact on the Company’s performance. Accordingly, the higher the level of control and accountability that is exercisable by an executive officer over our overall performance, the greater the percentage of the executive officer’s target total cash compensation that is dependent on the annual performance-based cash bonus award. We believe these target bonus levels for our executive officers are appropriate and consistent with our pay-for-performance compensation philosophy. At the end of each fiscal year, individual and corporate performance are measured versus plan and a percentage of target is established, which then determines the size of the total bonus pool from which annual bonus incentives are to be paid to executive officers. All cash bonuses are awarded retrospectively.

For 2018, executive officers were assigned annual incentive bonus targets with 80% of the bonus attributed to corporate performance and 20% based on individual performance, except that the Chief Executive Officer’s annual incentive bonus was based 100% on overall corporate performance during 2018. For 2019, the annual incentive bonus for our executive officers was based 100% on overall corporate performance. Target annual incentive bonus levels for 2018 and 2019 were 60% of annual base salary for our Chief Executive Officer and 50% for all other named executive officers. At the end of each year, the Compensation Committee, with input from senior management, evaluates individual and corporate performance compared against the goals established under the plan, which determines the size of the total bonus pool from which cash bonuses are to be paid to executive officers. Based on this evaluation, the Compensation Committee determined to award, for service performed in 2019, our Chief Executive Officer a cash incentive bonus equal to 61% of his annual base salary, our Chief Financial Officer a cash incentive bonus equal to 51% of his annual base salary and our Chief Commercial Officer a cash incentive bonus equal to 51% of his annual base salary. In March 2020, the Company’s executive officers agreed to defer payment of their 2019 bonus to a later, yet to be determined date as a result of the COVID-19 pandemic and its impact on the Company’s business and cash flow needs.

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Equity Compensation

As an additional component of our compensation program, executive officers are eligible to receive equity compensation in the form of stock options, restricted stock and/or restricted stock units (RSUs). The Compensation Committee does not have a stated policy regarding the issuance of equity grants, however, historically our named executive officers have been granted service/time-based vesting equity awards and certain executive officers have also been granted options and RSUs that contain performance/market-based vesting conditions. The Compensation Committee grants equity awards to executive officers to aid in their retention, to motivate them to assist with the achievement of corporate objectives and to align their interests with those of our stockholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Compensation Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

In 2017, the Company began to develop internal assets through the incorporation of new subsidiaries, which would be separately financed, managed, and eventually be deconsolidated and independent from Harrow. This strategic plan was internally referred to as Project 15 and a new Project 15 subsidiary as a “Project 15 Subsidiary.” More recently, Project 15 has been extended to include the development of, and the inclusion of, external assets into a Project 15 Subsidiary. Project 15 Subsidiaries have historically had nominal to minimal values at their inception.

Members of the Company’s executive team, including Mr. Baum, Mr. Boll and Mr. Saharek, along with other key employees (“Project 15 Consultants”) of the Company receive equity grants from each Project 15 Subsidiary that vest upon the Project 15 Subsidiary receiving a certain amount of third party investment capital which is usually gross proceeds of $10 million or more (a “Critical Financing”). The Company does not have a written policy regarding the total equity to be issued to Project 15 Consultants. Each Project 15 Subsidiary and situation can vary depending on the amount of capital raised and its valuation; however, in general, the total percentage of ownership granted to the Project 15 Consultants (including, but not limited, to our executive team) has been approximately 7 to 12% of fully diluted ownership interests of each Project 15 Subsidiary following a Critical Financing. Specific details regarding the compensation amounts from and equity grants (including the number of shares, fair market value (as determined by an independent third party valuation firm) and type of instrument granted to Mr. Baum, Mr. Boll and Mr. Saharek) of each Project 15 Subsidiary is described in more detail in the tables below. In many instances, members of our executive team and in some cases, members of our board of directors, will serve on the boards of directors and/or provide consulting services to a Project 15 Subsidiary after it becomes independent of the Company. Once a Project 15 Subsidiary is independent from the Company, compensation paid to that person is not included in the tables and summary below.

Employee Benefit Program

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) plan) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service. We have historically made matching contributions of up to 4% of cash compensation contributed to the plan. The value of the 401(k) benefit for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Change of Control Arrangements

We have entered into change of control arrangements with each of our named executive officers. Our Board approved these change of control arrangements in order to mitigate some of the risk that exists for executives working in a biopharmaceutical company at our current stage and where the possibility exists that we may be acquired if our efforts succeed. These arrangements are intended to retain highly skilled executives who have, or who may seek, alternatives that may appear to them to be less risky in terms of the potential loss of their position following a merger or sale, particularly where the services of these executive officers may not be required by the acquirer. These arrangements provide change of control benefits either upon the termination of the employee’s service, a significant change in job responsibilities or the need to relocate within 12 months following a change of control. By using a so-called “double trigger” change of control benefit, and thereby tying the severance benefit both to a change in control and change in job status, rather than the mere consummation of a change of control transaction, the Compensation Committee believes that it is better able to balance the employee’s need for certainty with the interests of our stockholders.

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Information regarding the change of control arrangements and the potential value of payments upon termination related to a change of control is provided for the named executive officers under the headings “Change of Control Arrangements”.

Summary Compensation Table

The following table sets forth total compensation paid to our named executive officers, who are comprised of (1) our principal executive officer and (2) our next two highest compensated executive officers other than the principal executive officer.

Name and principal position	Year	Salary		Stock Awards(1)	Option Awards(1)	Non-Equity Plan Compensation(2)	All Other Compensation(3)	Total
Mark L. Baum	2019	$488,591	(4)	$18,125	$556,110	$297,800	$16,386	$1,377,012
Chief Executive Officer	2018	$410,706		$4,350	$204,000	$424,954	$13,116	$1,057,126

Andrew R. Boll	2019	$348,063	(5)	$324,063	$185,370	$178,680	$13,042	$1,049,545
Chief Financial Officer	2018	$264,631		$2,175	$68,000	$203,900	$12,496	$551,202

John P. Saharek	2019	$290,122	(6)	$315,050	$185,420	$156,345	$16,861	$963,798
President, ImprimisRx(6)	2018	$275,216		$-	$68,120	$224,779	$11,947	$580,062

(1)	Reflects the dollar amount of the grant date fair value of awards granted during the respective fiscal years, measured in accordance with Topic 718 and without adjustment for estimated forfeitures, and includes grant date fair value of awards of our Project 15 Subsidiaries issued to our named executive officers prior to the deconsolidation of such entities. For a discussion of the assumptions used to calculate the value of equity awards, refer to Note 14 to our consolidated financial statements for the year ended December 31, 2019 included in the Annual Report. For information about the material terms of each equity award, see the tables under the subheading entitled “Outstanding Equity Awards at Fiscal Year-End” below.
(2)	Amounts represent payouts under the Company’s annual cash bonus incentive plan based on the Company’s performance measured against the corporate objectives established for the named executive officer and the named executive officer’s individual performance measured against his individual goals. Such amounts are determined and paid after the end of each year, but reflect individual and Company performance for the respective years reflected above. As of the date of this Report, annual cash bonuses earned during 2019 had not been paid to the named executive officers.
(3)	Amounts represent matching contributions made by us for the benefit of the named executive officer under our 401(k) retirement savings plan and group life insurance benefit in excess of the standard threshold granted to all other employees.
(4)	Mr. Baum’s annual base salary was increased to $500,000 in February 2019.
(5)	Mr. Boll’s annual base salary was increased to $360,000 in February 2019.
(6)	Mr. Saharek was promoted from Chief Commercial Officer of the Company to President of ImprimisRx on February 20, 2019, at which time his annual base salary was increased to $315,000.

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Outstanding Equity Awards at Fiscal Year-End

The Company

The following table sets forth certain information regarding outstanding equity awards of the Company held by our named executive officers as of December 31, 2019.

Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Expiration Date			Equity Incentive Plan Awards: Number of Shares or Units of Stock that Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have Not Vested(1)
						Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(1)

				Option Exercise Price

Name
Mark L. Baum	125,000	(2)	-	$2.40	1/25/2022	-	-	-		-
	180,000	(3)	-	$8.99	5/2/2023	-	-	-		-
	15,400	(4)	-	$7.71	2/10/2024	-	-	-		-
	180,000	(5)	-	$3.95	4/1/2026	-	-	-		-
	146,663	(6)	13,337	$2.23	2/1/2027	-	-	-		-
	95,841	(7)	54,159	$1.73	1/2/2028	-	-	-		-
	37,500	(8)	112,500	$6.30	2/19/2029	-	-	-		-
	-	(9)	600,000	$7.87	7/31/2020	-	-	-		-
	-		-	-	-	-	-	1,050,000	(10)	$8,169,000
Andrew R. Boll	90,000	(11)	-	$6.00	4/1/2023	-	-	-		-
	7,400	(12)	-	$7.71	2/10/2024	-	-	-		-
	60,000	(13)	-	$3.95	4/1/2026	-	-	-		-
	50,413	(14)	4,587	$2.23	2/1/2027	-	-	-		-
	31,947	(15)	18,053	$1.73	1/2/2028	-	-	-		-
	12,500	(16)	37,500	$6.30	2/19/2029	-	-	-		-
	-		-	-	-	-	-	157,500	(17)	$1,225,350
	-		-	-	-	-	-	50,000	(18)	$389,000
John P. Saharek	20,000	(19)	-	$4.16	11/12/2023	-	-	-		-
	5,000	(20)	-	$8.75	3/3/2014	-	-	-		-
	90,000	(21)	-	$7.37	2/1/2025	-	-	-		-
	60,000	(22)	-	$3.95	4/1/2026	-	-	-		-
	50,413	(23)	4,587	$2.23	2/1/2027	-	-	-		-
	31,947	(24)	18,053	$1.73	1/2/2028	-	-	-		-
	12,500	(25)	37,500	$6.30	2/19/2029	-	-	-		-
	-		-	-	-	-	-	50,000	(26)	$389,000

(1)	Calculated by multiplying the number of unvested shares by $7.78, the closing price per share of our common stock on The Nasdaq Capital Market on December 31, 2019.
(2)	Represents an option granted to Mr. Baum on April 1, 2012 under the 2007 Incentive Stock and Awards Plan (the “2007 Plan”) as compensation for his services, including his service as Chairman of the Board. The option vested in 12 equal monthly installments of 10,417 shares commencing on January 25, 2012.
(3)	Represents an option granted to Mr. Baum on May 2, 2013 under the 2007 Incentive Stock and Awards Plan (the “2007 Plan”) in connection with his services as our Chief Executive Officer and pursuant to the terms of his employment agreement with us. The option vested in 12 equal quarterly installments of 15,000 shares over three years commencing on the three-month anniversary of the date of grant.
(4)	Represents an option granted to Mr. Baum on February 10, 2014 under the 2007 Plan in connection with his services as our Chief Executive Officer. The option vested in three equal annual installments of 5,133 shares over three years commencing on the one-year anniversary of the date of grant.
(5)	Represents an option granted to Mr. Baum on April 1, 2016 under the 2007 Plan in connection with his services as our Chief Executive Officer. The option vests in 12 equal quarterly installments of 15,000 shares over three years commencing on the three-month anniversary of the date of grant.
(6)	Represents an option granted to Mr. Baum on February 1, 2017 under the 2007 Plan in connection with his services as our Chief Executive Officer. The option vests in 12 equal quarterly installments of 13,333 shares over three years commencing on the three-month anniversary of the date of grant.
(7)	Represents an option granted to Mr. Baum on January 1, 2018 under the 2017 Incentive Stock and Awards Plan (the “2017 Plan”) in connection with his services as our Chief Executive Officer. The option vests in 12 equal quarterly installments of 12,500 shares over three years commencing on the three-month anniversary of the date of grant.

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(8)	Represents an option granted to Mr. Baum on February 19, 2019 under the 2017 Plan in connection with his services as our Chief Executive Officer. The option vests in 12 equal quarterly installments of 12,500 shares over three years commencing on the three-month anniversary of the date of grant.
(9)	Represents an option granted to Mr. Baum on July 30, 2015 under the 2007 Plan in connection with his services as our Chief Executive Officer. The option vests upon achieving certain stock price targets ranging from $9 to $15 a share over a five-year period.
(10)	Represents an award of RSUs granted to Mr. Baum on April 25, 2016 under the 2007 Plan in connection with his services as our Chief Executive Officer and pursuant to the terms of his employment agreement with us. The RSUs will vest on the fifth anniversary of the grant date, subject to Mr. Baum’s continued employment with the Company, and may vest earlier upon achieving and maintaining certain stock price targets ranging from $9 to $15 a share over a five-year period.
(11)	Represents an option granted to Mr. Boll on April 1, 2013 under the 2007 Plan in connection with his service as our Vice President, Accounting and Public Reporting (and currently as our Chief Financial Officer). The option vested in 12 equal quarterly installments of 7,500 shares over three years commencing on the three-month anniversary of the date of grant.
(12)	Represents an option granted to Mr. Boll on February 10, 2014 under the 2007 Plan in connection with his services as our Vice President, Accounting and Public Reporting (and currently as our Chief Financial Officer). The option vested in three equal annual installments of 2,467 shares over three years commencing on the one-year anniversary of the date of grant.
(13)	Represents an option granted to Mr. Boll on April 1, 2016 under the 2007 Plan in connection with his services as our Chief Financial Officer. The option vests in 12 equal quarterly installments of 5,000 shares over three years commencing on the three-month anniversary of the date of grant.
(14)	Represents an option granted to Mr. Boll on February 1, 2017 under the 2007 Plan in connection with his services as our Chief Financial Officer. The option vests in 12 equal quarterly installments of 4,583 shares over three years commencing on the three-month anniversary of the date of grant.
(15)	Represents an option granted to Mr. Boll on February 1, 2017 under the 2017 Plan in connection with his services as our Chief Financial Officer. The option vests in 12 equal quarterly installments of 4,167 shares over three years commencing on the three-month anniversary of the date of grant.
(16)	Represents an option granted to Mr. Boll on February 19, 2019 under the 2017 Plan in connection with his services as our Chief Financial Officer. The option vests in 12 equal quarterly installments of 4,167 shares over three years commencing on the three-month anniversary of the date of grant.
(17)	Represents an award of RSUs granted to Mr. Boll on April 25, 2016 under the 2007 Plan in connection with his services as our Chief Financial Officer and pursuant to the terms of his employment agreement with us. The RSUs will vest on the fifth anniversary of the grant date, subject to Mr. Boll’s continued employment with the Company, and may vest earlier upon achieving and maintaining certain stock price targets ranging from $9 to $15 a share over a five-year period.
(18)	Represents an award of RSUs granted to Mr. Boll on February 19, 2019 under the 2017 Plan in connection with his services as our Chief Financial Officer. The RSUs vest in full on the third anniversary of the grant date.
(19)	Represents an option granted to Mr. Saharek on November 12, 2013 under the 2007 Plan in connection with his appointment as our Vice President of Commercialization, Ophthalmology (and currently as our President of ImprimisRx). The option vested according to the following schedule 25% of the shares subject to the option vest and become exercisable on the first anniversary of the grant date and the remaining 75% of the shares subject to the option vest and become exercisable quarterly in equal installments thereafter over two years.
(20)	Represents an option granted to Mr. Saharek on March 3, 2014 under the 2007 Plan in connection with his appointment as our Vice President of Commercialization, Ophthalmology (and currently as our President of ImprimisRx). The option vests according to the following schedule 25% of the shares subject to the option vest and become exercisable on the first anniversary of the grant date and the remaining 75% of the shares subject to the option vest and become exercisable quarterly in equal installments thereafter over three years.
(21)	Represents an option granted to Mr. Saharek on February 1, 2015 under the 2007 Plan in connection with his service as our Chief Commercial Officer (and currently as our President of ImprimisRx). The option vests in 12 equal quarterly installments of 7,500 shares over three years commencing on the three-month anniversary of the date of grant.
(22)	Represents an option granted to Mr. Saharek on April 1, 2016 under the 2007 Plan in connection with his services as our Chief Commercial Officer (and currently as our President of ImprimisRx). The option vests in 12 equal quarterly installments of 5,000 shares over three years commencing on the three-month anniversary of the date of grant.
(23)	Represents an option granted to Mr. Saharek on February 1, 2017 under the 2007 Plan in connection with his services as our Chief Commercial Officer (and currently as our President of ImprimisRx). The option vests in 12 equal quarterly installments of 4,583 shares over three years commencing on the three-month anniversary of the date of grant.
(24)	Represents an option granted to Mr. Saharek on January 2, 2018 under the 2017 Plan in connection with his services as our Chief Commercial Officer (and currently as our President of ImprimisRx). The option vests in 12 equal quarterly installments of 4,167 shares over three years commencing on the three-month anniversary of the date of grant.
(25)	Represents an option granted to Mr. Saharek on February 19, 2019 under the 2017 Plan in connection with his services as the President of ImprimisRx. The option vests in 12 equal quarterly installments of 4,167 shares over three years commencing on the three-month anniversary of the date of grant.
(26)	Represents an award of RSUs granted to Mr. Saharek on February 19, 2019 under the 2017 Plan in connection with his services as the President of ImprimisRx. The RSUs vest in full on the third anniversary of the grant date.

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Project 15 Subsidiaries

The following table sets forth certain information as of December 31, 2019, in regards to equity awards of our Project 15 Subsidiaries granted to named executive officers prior to the deconsolidation of such entities during the years ended December 31, 2018 and 2019.

Option Awards					Stock Awards
					Number of	Number of
	Number of Securities	Number of Securities			Shares of Restricted	Share of Restricted
	Underlying Unexercised	Underlying Unexercised	Option	Option	Common Stock that	Common Stock that
Name/Company	Options Exercisable	Options Unexercisable	Exercise Price	Expiration Date	Have Vested	Have Not Vested
Mark L. Baum
Melt Pharmaceuticals, Inc. (1)	-	-	-		725,000	-
Mayfield Pharmaceuticals, Inc. (2)	-	-	-		-	725,000
Andrew R. Boll
Melt Pharmaceuticals, Inc. (1)	-	-	-		362,500	-
Mayfield Pharmaceuticals, Inc. (2)	-	-	-		-	362,500
John P. Saharek
Melt Pharmaceuticals, Inc. (3)	20,000	-	$0.006	5/30/2028	-	-
Mayfield Pharmaceuticals, Inc. (4)	-	20,000	$0.025	6/17/2029

(1)	Represents restricted common stock award granted by Melt Pharmaceuticals, Inc. on May 1, 2018 (prior to Melt becoming deconsolidated and independent from the Company) with a fair market value of $0.006 per share. Fair market value of the shares is determined by an independent third-party valuation firm at the date of grant in accordance with Topic 718. The restricted common stock award vested upon Melt completing a Critical Financing.
(2)	Represents restricted common stock award granted by Mayfield Pharmaceuticals, Inc. on June 3, 2019 (prior to Mayfield becoming deconsolidated and independent from the Company) with a fair market value of $0.025 per share. Fair market value of the shares is determined by an independent third-party valuation firm at the date of grant in accordance with Topic 718. The restricted common stock award vested upon Melt completing a Critical Financing.
(3)	Represents an option granted by Melt Pharmaceuticals, Inc. on May 1, 2018 (prior to Melt becoming deconsolidated and independent from the Company). The option grant vested upon Melt completing a Critical Financing.
(4)	Represents an option granted by Mayfield Pharmaceuticals, Inc. on June 3, 2019. The option grant vests upon Mayfield completing a Critical Financing.

During the year ended December 31, 2018 and 2019, the Company’s board of directors approved the issuance of similar equity grants to the Project 15 Consultants (including our named executive officers) for subsidiaries Radley Pharmaceuticals, Inc., Stowe Pharmaceuticals, Inc., and Visionology, Inc. However, as of December 31, 2019, those equity awards had not yet been granted.

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Compensation Arrangements with Mark L. Baum

Employment Agreements

On May 2, 2013, we entered into an amended and restated employment agreement with Mark L. Baum, our Chief Executive Officer, which amended the employment agreement Mr. Baum entered into with us effective April 1, 2012. The employment agreement had an initial term of three years and was renewable thereafter for consecutive one-year terms unless earlier terminated by either party. The agreement provided for an initial annual base salary of $329,000 and a target annual incentive bonus of 45% of his annual base salary. In addition, pursuant to the employment agreement, Mr. Baum received the following equity incentive awards: (i) options to purchase 180,000 shares our common stock; (ii) 200,000 restricted stock units subject to time-based vesting; and (iii) 1,050,000 restricted stock units subject to performance-based vesting if the Company achieves and maintains certain stock price targets.

On April 25, 2016, we entered into a new employment agreement (the “Baum Agreement”) with Mr. Baum with respect to his employment as Chief Executive Officer. This new agreement replaces Mr. Baum’s 2012 employment agreement, as amended, with us. Mr. Baum’s employment with the Company is at-will and may be terminated either by Mr. Baum or the Company at any time for any reason or for no reason. The Baum Agreement provides for an initial annual base salary of $388,000 and a target annual bonus incentive under the Company’s Management Incentive Plan of 60% of his base salary. In addition, as described more fully below, pursuant to the employment agreement, Mr. Baum received the following equity incentive awards: (i) options to purchase 180,000 shares of our common stock (the “Baum Options”); and (ii) 1,050,000 restricted stock units subject to performance-based accelerated vesting (the “Baum Performance Equity Award”). Concurrent with the issuance of the Baum Performance Equity Award, Mr. Baum agreed to forfeit 1,050,000 restricted stock units subject to performance-based vesting granted to him in May 2013. As a result, the issuance of the Baum Performance Equity Award has been treated as a modification of the RSU granted to Mr. Baum in May 2013 for accounting purposes.

Involuntary Termination

Should Mr. Baum’s employment be terminated by the Company without Cause (as defined in the Baum Agreement) or should Mr. Baum terminate his employment with the Company for Good Reason (as defined in the Baum Agreement) (each an “Involuntary Termination”), any unvested Baum Options shall be accelerated as if Mr. Baum had completed an additional 18 months of employment with the Company as of the date of such Involuntary Termination. In addition, Mr. Baum will receive an extension to exercise his vested options until the earlier of the original expiration date and 18 months following the date of his Involuntary Termination. In the event of an Involuntary Termination of Mr. Baum’s employment with the Company, Mr. Baum will be entitled to (i) a severance payment equal to the sum of 12 months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to 12 months. In the event of an Involuntary Termination of Mr. Baum’s employment occurring more than 30 days prior to the fifth anniversary of the grant date, the Baum Performance Equity Awards will remain eligible to vest pursuant to their terms for a period of 18 months following Mr. Baum’s Involuntary Termination, provided that such 18 month period will not extend beyond the day before the fifth anniversary of the grant date.

2016 Performance Equity Award

In connection with the Baum Agreement, Mr. Baum was granted a performance-based restricted stock unit award of up to 1,050,000 performance stock units. The 1,050,000 performance stock units comprising the Baum Performance Equity Award will vest on the fifth anniversary of the grant date, subject to Mr. Baum’s continued employment with the Company, and may vest earlier if the Company achieves and maintains certain stock price targets during the five year period following the grant date or upon a Change in Control if the Baum Performance Equity Award is not assumed, continued or substituted for by the acquiring entity. The performance-based vesting criteria are broken into five equal tranches and require that the Company achieve and maintain certain stock price targets ranging from $9 per share to $15 per share during the five-year period following the grant date. These market-based accelerated vesting conditions are set forth below:

Tranche	Number of Shares	Target Share Price	Stock Price Appreciation as of Date of Grant(1)
Tranche 1	200,000 shares	$9.00 or greater	125%
Tranche 2	200,000 shares	$10.00 or greater	150%
Tranche 3	200,000 shares	$12.00 or greater	200%
Tranche 4	200,000 shares	$14.00 or greater	250%
Tranche 5	250,000 shares	$15.00 or greater	275%

(1)	The closing sale price of our Common Stock on April 25, 2016, the date the Baum Performance Equity grant was made, was $3.98.

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For each respective tranche to vest the following conditions must be met: (i) the Company’s common stock must have an official closing price at or above the Target Share Price for the respective tranche (each such date, a “Trigger Date”); (ii) during the period that includes the Trigger Date and the immediately following 19 trading days (the “Measurement Period”), the arithmetic mean of the 20 closing prices of the Company’s common stock during the Measurement Period must be at or above the Target Share Price for such tranche; and (iii) with certain limited exceptions, Mr. Baum must be in service with the Company through at the date of vesting. In addition, the Baum Performance Equity Award contains an incentive recoupment (or “clawback”) provision that provides for Mr. Baum’s forfeiture or repayment of the benefits granted under the Baum Performance Equity Award under certain circumstances.

Change in Control Arrangements

In the event of an Involuntary Termination of Mr. Baum’s employment within one month prior to, or 12 months following, a Change in Control (as defined in the 2017 Plan), any unvested Baum Options shall be deemed fully vested as of the date of such Involuntary Termination. Should an Involuntary Termination of Mr. Baum’s employment occur within one month prior to, or 12 months following, a Change in Control, Mr. Baum shall be entitled to (i) a severance payment equal to the sum of 18 months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to 18 months. Furthermore, in the event of an Involuntary Termination of Mr. Baum’s employment within one month prior, to or 12 months following, a Change in Control, any unvested portion of the Baum Performance Equity Award will accelerate in full based on the performance standards at the time of such Involuntary Termination as set forth in the award.

Also in connection with the Baum Agreement, Mr. Baum and the Company entered into a retention letter agreement (the “Baum Retention Letter Agreement”) that provides upon the closing of an event of a Change of Control within five years of the date of the Baum Agreement, Mr. Baum will be entitled to receive a retention bonus ranging from 1.5% of the Change in Control Consideration (as defined in the Baum Retention Letter Agreement) to 0.7% of the Change in Control Consideration depending on when the closing of a Change of Control occurs (e.g., the sooner the Change of Control, the higher the retention bonus percentage). Payment of the retention bonus is subject to Mr. Baum’s continuous employment through the closing of the Change in Control or an Involuntary Termination of his employment on or before the closing of the Change in Control. Mr. Baum and the Company agreed that the Baum Retention Letter Agreement supersedes the previous retention letter agreement, dated July 31, 2015, between the parties.

Other Equity Incentive Grants

Mr. Baum has received other equity awards, as detailed in the table entitled “Outstanding Equity Awards at Fiscal Year End” above, and is eligible to receive additional equity awards at the time awards are granted to other senior executives and otherwise at the discretion of the Board.

Compensation Arrangements with Andrew R. Boll

Employment Agreements

Effective as of February 1, 2015, we entered into an amended and restated employment agreement with Mr. Boll in connection with his appointment as our Chief Financial Officer, which restates and supersedes his prior employment agreement with us entered into on February 1, 2012. The amended and restated employment agreement provided for the following, among other things: (i) a term of three years, (ii) an annual base salary of $200,000; (iii) eligibility to receive an annual cash bonus in an amount equal to at least 20% of his then-current annual base salary and a target of 50% of his then-current annual base salary, with the precise amount to be determined at the discretion of the Board; and (iv) certain initial equity awards in connection with his appointment as our Chief Financial Officer.

On April 25, 2016, the Company entered into a new employment agreement (the “Boll Agreement”) with Mr. Boll with respect to his employment as Chief Financial Officer and Corporate Secretary. This new agreement replaces Mr. Boll’s 2012 employment agreement, as amended, with the Company. Mr. Boll’s employment with the Company is at-will and may be terminated either by Mr. Boll or the Company at any time for any reason or for no reason. The Boll Agreement provides for an initial annual base salary of $250,000 and a target annual incentive bonus of 50% of his annual base salary. In addition, as described more fully below, pursuant to the employment agreement, Mr. Boll received the following equity incentive awards: (i) 60,000 options to purchase our common stock (the “Boll Options”); and (ii) 157,500 restricted stock units subject to performance-based accelerated vesting (the “Boll Performance Equity Award”). Concurrent with the issuance of the Boll Performance Equity Award, Mr. Boll agreed to forfeit 157,500 restricted stock units subject to performance-based vesting granted to him in February 2015. As a result, the issuance of the 2016 Performance Equity Award has been treated as a modification of the RSU granted to Mr. Boll in February 2015 for accounting purposes.

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Involuntary Termination

Should Mr. Boll’s employment be terminated by the Company without Cause (as defined in the Boll Agreement) or should Mr. Boll terminate his employment with the Company for Good Reason (as defined in the Boll Agreement) (each an “Involuntary Termination”), any unvested Boll Options shall be accelerated as if Mr. Boll had completed an additional 12 months of employment with the Company as of the date of such Involuntary Termination. In addition, Mr. Boll will receive an extension to exercise his vested options until the earlier of the original expiration date and 12 months following the date of his Involuntary Termination. In the event of an Involuntary Termination of Mr. Boll’s employment with the Company, Mr. Boll will be entitled to (i) a severance payment equal to the sum of six months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to six months.

2016 Performance Equity Award

The 157,500 performance stock units comprising the Boll Performance Equity Award will vest on the fifth anniversary of the grant date, subject to Mr. Boll’s continued employment with the Company, and may vest earlier if the Company achieves and maintains certain stock price targets during the five year period following the grant date or upon a Change in Control if the Boll Performance Equity Award is not assumed, continued or substituted for by the acquiring entity. The performance-based vesting criteria are broken into five equal tranches and require that the Company achieve and maintain certain stock price targets ranging from $9 per share to $15 per share during the five-year period following the grant date. These market-based accelerated vesting conditions are set forth below:

Tranche	Number of Shares	Target Share Price	Stock Price Appreciation as of Date of Grant(1)
Tranche 1	30,000 shares	$9.00 or greater	125%
Tranche 2	30,000 shares	$10.00 or greater	150%
Tranche 3	30,000 shares	$12.00 or greater	200%
Tranche 4	30,000 shares	$14.00 or greater	250%
Tranche 5	37,500 shares	$15.00 or greater	275%

(1)	The closing sale price of our Common Stock on April 25, 2016, the date the Boll Performance Equity grant was made, was $3.98.

For each respective tranche to vest the following conditions must be met: (i) the Company’s common stock must have an official closing price at or above the Target Share Price for the respective tranche (each such date, a “Trigger Date”); (ii) during the period that includes the Trigger Date and the immediately following 19 trading days (the “Measurement Period”), the arithmetic mean of the 20 closing prices of the Company’s common stock during the Measurement Period must be at or above the Target Share Price for such tranche; and (iii) with certain limited exceptions, Mr. Boll must be in service with the Company through at the date of vesting. In addition, the Boll Performance Equity Award contains an incentive recoupment (or “clawback”) provision that provides for Mr. Boll’s forfeiture or repayment of the benefits granted under the Boll Performance Equity Award under certain circumstances.

Change in Control Arrangements

Should an Involuntary Termination of Mr. Boll’s employment occur within one month prior to, or 12 months following, a Change in Control, Mr. Boll shall be entitled to (i) a severance payment equal to the sum of 12 months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to 12 months. Furthermore, in the event of an Involuntary Termination of Mr. Boll’s employment within one month prior to, or 12 months following, a Change in Control, any unvested Boll Options shall be deemed fully vested as of the date of such Involuntary Termination. In the event of an Involuntary Termination of Mr. Boll’s employment occurring more than 30 days prior to the fifth anniversary of the grant date, the Boll Performance Equity Awards will remain eligible to vest pursuant to their terms for a period of 12 months following Mr. Boll’s Involuntary Termination, provided that such 12 month period will not extend beyond the day before the fifth anniversary of the grant date. Furthermore, in the event of an Involuntary Termination of Mr. Boll’s employment within one month prior, to or 12 months following, a Change in Control, any unvested portion of the Boll Performance Equity Award will accelerate in full based on the performance standards at the time of such Involuntary Termination as set forth in the award.

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Also, in connection with the Boll Agreement, Mr. Boll and the Company entered into a retention letter agreement (the “Boll Retention Letter Agreement”) that provides upon the closing of an event of a Change of Control within five years of the date of the Boll Agreement, Mr. Boll will be entitled to receive a retention bonus ranging from 1.0% of the Change in Control Consideration (as defined in the Boll Retention Letter Agreement) to 0.2% of the Change in Control Consideration depending on when the closing of a Change of Control occurs (e.g., the sooner the Change of Control, the higher the retention bonus percentage). Payment of the retention bonus is subject to Mr. Boll’s continuous employment through the closing of the Change in Control or an Involuntary Termination of his employment on or before the closing of the Change in Control.

Other Equity Incentive Grants

Mr. Boll has received other equity awards, as detailed in the table entitled “Outstanding Equity Awards at Fiscal Year End” above, and is eligible to receive additional equity awards at the time awards are granted to other senior executives and otherwise at the discretion of the Board.

Compensation Arrangements with John P. Saharek

Employment Agreements

Effective as of February 1, 2015, we entered into an employment agreement with John P. Saharek in connection with his appointment as our Chief Commercial Officer (and now President of ImprimisRx). The employment agreement provided for the following, among other things: (i) a term of three years, (ii) an annual base salary of $220,000; (iii) bonus target of 50% of his then-current annual base salary, with the precise amount to be determined at the discretion of the Board; and (iv) certain initial equity awards in connection with his appointment as our Chief Commercial Officer.

On April 25, 2016, the Company entered into a new employment agreement (the “Saharek Agreement”) with Mr. Saharek with respect to his employment as Chief Commercial Officer. This new agreement replaces Mr. Saharek’s 2015 employment agreement, with the Company. Mr. Saharek’s employment with the Company is at-will and may be terminated either by Mr. Saharek or the Company at any time for any reason or for no reason. The Saharek Agreement provides for an initial annual base salary of $260,000 and a target annual incentive bonus of 50% of his annual base salary. In addition, pursuant to the employment agreement, Mr. Saharek received options to purchase 60,000 shares of our common stock (the “Saharek Options”).

Involuntary Termination

Should Mr. Saharek’s employment be terminated by the Company without Cause (as defined in the Saharek Agreement) or should Mr. Saharek terminate his employment with the Company for Good Reason (as defined in the Saharek Agreement) (each an “Involuntary Termination”), any unvested Saharek Options shall be accelerated as if Mr. Saharek had completed an additional 12 months of employment with the Company as of the date of such Involuntary Termination. In addition, Mr. Saharek will receive an extension to exercise his vested options until the earlier of the original expiration date and 12 months following the date of his Involuntary Termination. In the event of an Involuntary Termination of Mr. Saharek’s employment with the Company, Mr. Saharek will be entitled to (i) a severance payment equal to the sum of six months of his then Base Salary plus the greater of his (x) Annual Bonus for the preceding calendar year or (y) target Annual Bonus for the year in which the termination occurs; (ii) his Annual Bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to six months.

Change of Control Arrangements

Should an Involuntary Termination of Mr. Saharek’s employment occur within one month prior to, or 12 months following, a Change in Control, Mr. Saharek shall be entitled to (i) a severance payment equal to the sum of 12 months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to 12 months. Furthermore, in the event of an Involuntary Termination of Mr. Saharek’s employment within one month prior to, or 12 months following a Change in Control, any unvested Saharek Options shall be deemed fully vested as of the date of such Involuntary Termination.

29

Also, in connection with the Saharek Agreement, Mr. Saharek and the Company entered into a retention letter agreement (the “Saharek Retention Letter Agreement”) that provides upon the closing of an event of a Change of Control within two years of the date of the Saharek Agreement, Mr. Saharek will be entitled to receive a retention bonus ranging from 0.5% of the Change in Control Consideration (as defined in the Saharek Retention Letter Agreement) to 0.25% of the Change in Control Consideration depending on when the closing of a Change of Control occurs (e.g., the sooner the Change of Control, the higher the retention bonus percentage). Payment of the retention bonus is subject to Mr. Saharek’s continuous employment through the closing of the Change in Control or an Involuntary Termination of his employment on or before the closing of the Change in Control.

Other Equity Incentive Grants

Mr. Saharek has received other equity awards, as detailed in the table entitled “Outstanding Equity Awards at Fiscal Year End” above, and is eligible to receive additional equity awards at the time awards are granted to other senior executives and otherwise at the discretion of the Board.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our compensation plans under which our equity securities are authorized for issuance as of December 31, 2019.

EQUITY COMPENSATION PLAN INFORMATION

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	3,932,363	$5.05	(2)	1,004,656
Equity compensation plans not approved by security holders(3)	780,386	2.12		-
Total	4,712,749	$4.38	(2)	1,004,656

(1)	Represents shares reserved under the 2017 Plan. See Note 14 to our consolidated financial statements included in the Annual Report. The 2007 Plan reached its term in September 2017, and we can no longer issue additional awards under this plan, however, options still outstanding and previously issued under the 2007 Plan will remain outstanding until they are exercised, reach their maturity or are otherwise cancelled/forfeited. On June 13, 2017, the Company’s Board of Directors and stockholders adopted the Company’s 2017 Incentive Stock and Awards Plan.
(2)	Excludes outstanding RSUs, which have no associated exercise price.
(3)	Comprises warrants issued to lenders and issued in settlement of disputes.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the shares of our common stock beneficially owned by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) all persons known by us to beneficially own more than 5% of our outstanding common stock. We have determined the beneficial ownership shown on this table in accordance with the rules of the Securities and Exchange Commission. Under these rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such shares. Except as otherwise indicated in the accompanying footnotes, the information in the table below is based on information as of April 20, 2020. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common stock and the address for such person is c/o Harrow Health, Inc. 102 Woodmont Blvd., Suite 610, Nashville, TN 37205.

Beneficial Owner	Amount and Nature of Beneficial Ownership
	Number of Shares	Percentage (1)
5% + Stockholders
Opaleye, L.P. (2)	2,340,000	9.13%

Directors and Officers
Mark L. Baum (3)	1,499,544	5.66%
Andrew R. Boll (4)	401,266	1.55%
John P. Saharek (5)	321,116	1.24%
Robert J. Kammer (6)	869,545	3.38%
Teresa F. Sparks (7)	-	*
Anthony J. Principi (8)	76,791	*
Richard L. Lindstrom (9)	282,968	1.10%
All executives and directors as a group (7 persons)	3,451,230	12.64%

*	Represents less than 1%.
(1)	Beneficial ownership percentages are based on 25,618,918 shares of our common stock outstanding as of April 20, 2020. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after April 20, 2020 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	This information is as of February 14, 2020 and based on a Schedule 13G/A filed on February 14, 2020 by Opaleye L.P., Opaleye Management, Inc. and James Silverman. The address for Opaleye L.P. is One Boston Place, 26th Floor, Boston MA, 02108.
(3)	Includes 861,868 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after April 20, 2020.
(4)	Includes 278,266 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after April 20, 2020.
(5)	Includes 291,116 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after April 20, 2020.
(6)	Includes 91,987 shares of common stock issuable upon Dr. Kammer’s discontinuation of service as a director.
(7)	Ms. Sparks joined the Company’s Board of Directors on March 16, 2020.
(8)	Includes 76,791 shares of common stock issuable upon Mr. Principi’s discontinuation of service as a director.
(9)	Includes 82,968 shares of common stock issuable upon Mr. Lindstrom’s discontinuation of service as a director.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee manages relations with and evaluates the performance of the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board, a copy of which is available on the Company’s website at http://irdirect.net/HROW/corporate_governance.

The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee reviewed and discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with such firm by Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2019 should be included in the Annual Report.

Submitted by the Audit Committee of the Board of Directors*

Anthony J. Principi
Robert J. Kammer

*Ms. Teresa F. Sparks, the current Chair of the Committee, joined the Committee on March 16, 2020.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide added convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single copy of this Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report from us, please notify your broker, direct your written request to Harrow Health, Inc., c/o Corporate Secretary, 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 or call Investor Relations at (858) 704-4587 and we will promptly thereafter deliver separate copies to you. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of these materials should contact their brokers.

STOCKHOLDER PROPOSALS

Stockholder Proposals for 2021 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for our 2021 annual meeting of stockholders, a stockholder’s proposal must be received by us no later than December 31, 2020, unless the date of our 2021 annual meeting of stockholders is more than 30 days before or after the one-year anniversary date of the Annual Meeting, in which case such proposals must be received by the Company a reasonable time before the Company begins to print and send applicable proxy materials to stockholders. In addition, stockholder proposals must otherwise comply with Rule 14a-8 under the Exchange Act, including delivery of proof of ownership of our common stock in accordance with Rule 14a-8(b)(2). The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Advance Notice for Proposals for Business to be Discussed at the 2021 Annual Meeting of Stockholders

Our Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice of stockholder proposals must be received by our Corporate Secretary at our principal executive offices not less than 120 days nor more than 180 days prior to the anniversary date of the mailing of the proxy materials for the preceding year’s annual meeting, or between November 1, 2020 and December 31, 2020 for our 2021 annual meeting of stockholders, and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters, except if we did not hold an annual meeting the previous year, or if the date of the applicable annual meeting of stockholders has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials to stockholders, and not later than the close of business on the later of (i) the 90th day prior to the scheduled annual meeting or (ii) the 15th day following the day on which public announcement of the date of annual meeting was first made. A copy of our Bylaws may be obtained by written request to the Corporate Secretary at Harrow Health, Inc., c/o Corporate Secretary, 102 Woodmont Blvd., Suite 610, Nashville, TN 37205. Our Bylaws are also available by accessing the exhibits to the Annual Report filed with the SEC. If a stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, and we do comply with such requirements, then we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

ANNUAL REPORT

The Annual Report accompanies the proxy materials being provided to all stockholders. We will provide, without charge, additional copies of the Annual Report upon the receipt of a written or oral request by any stockholder.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mark L. Baum
Chief Executive Officer and Director

33

HARROW HEALTH, INC.

ANNUAL MEETING OF STOCKHOLDERS – JUNE 4, 2020 AT 9:00 AM LOCAL TIME

CONTROL ID:	
REQUEST ID:	

The undersigned stockholder(s) of Harrow Health, Inc., a Delaware corporation (the "Company"), hereby revoking any proxy heretofore given, does hereby appoint Mark L. Baum and Robert J. Kammer, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the 2020 Annual Meeting of Stockholders of the Company to be held on June 4, 2020 at 9:00 a.m., local time, at 102 Woodmont Blvd., Suite 610, Nashville, Tennessee 37205, and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals, each as described more fully in the accompanying proxy statement, and any other matters coming before

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS

If you vote by phone, fax or internet, please DO NOT mail your proxy card.

	MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
	FAX:	Complete the reverse portion of this Proxy Card and Fax to **202-521-3464.**
	INTERNET:	https://www.iproxydirect.com/HROW
	PHONE:	1-866-752-VOTE(8683)

→ Please ensure you fold then detach and retain this portion of this Proxy →

ANNUAL MEETING OF THE STOCKHOLDERS OF HARROW HEALTH, INC.

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1	→	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	
Election of Directors:		☐	☐		
Mark L. Baum				☐	
Robert J. Kammer				☐	**CONTROL ID:**
Richard L. Lindstrom				☐	**REQUEST ID:**
Teresa F. Sparks				☐	
Anthony J. Principi				☐	

Proposal 3	→	FOR	AGAINST	ABSTAIN
To approve, on an advisory basis, the compensation of the Company's named executive officers.		☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

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IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ____________________, 2020

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(Print Name of Stockholder and/or Joint Tenant)

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(Signature of Stockholder)

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(Second Signature if held jointly)